Exhibit 99.1

The Chubb Corporation 15 Mountain View Road • P.O. Box 1615 Warren, New Jersey 07061-1615 Telephone: 908-903-2000

FOR IMMEDIATE RELEASE

Chubb Reports Second Quarter Net Income per Share of $2.14;

Operating Income per Share Is Up 22% to $2.08;

Combined Ratio Is 85.5% including Catastrophe Impact of 4.7 Points

WARREN, New Jersey, July 23, 2015 — The Chubb Corporation [NYSE: CB] today reported that net income in the second quarter of 2015 was $494 million compared to $499 million in the second quarter of 2014. Net income per share increased 5% to $2.14 from $2.03.

Operating income, which the company defines as net income excluding after-tax realized investment gains and losses, was $481 million in the second quarter of 2015 compared to $418 million in the second quarter of 2014. Operating income per share increased 22% to $2.08 from $1.70.

The impact of catastrophes in the second quarter was $148 million before tax ($0.42 per share after-tax) in 2015 compared to $146 million before tax ($0.39 per share after-tax) in 2014.

The second quarter combined loss and expense ratio was 85.5% in 2015 compared to 90.0% in 2014. The impact of catastrophes accounted for 4.7 percentage points of the combined ratio in the second quarter of 2015 compared to 4.8 points in the second quarter of 2014. Excluding the impact of catastrophes, the second quarter combined ratio improved to 80.8% in 2015 from 85.2% in 2014.

Second quarter favorable development before tax on prior-year reserves was approximately $185 million in 2015, compared to $165 million in 2014. The favorable impact of reserve development on the second quarter combined ratio was about 5.9 points in 2015 and 5.4 points in 2014. The impact on favorable development from prior-year catastrophes was insignificant in the second quarters of both years.

The expense ratio for the second quarter of 2015 was 30.8% compared to 31.3% in the corresponding year-earlier quarter.

Net written premiums for the second quarter of 2015 increased 3% to $3.3 billion. Excluding the effect of foreign currency translation, premiums increased approximately 5%. Premiums were up 6% in the U.S. and down 9% outside the U.S. (up 2% in local currencies).

Property and casualty investment income after taxes for the second quarter declined 4% to $263 million in 2015 from $275 million in 2014.

Net income for the second quarter of 2015 reflected net realized investment gains of $20 million before tax ($0.06 per share after-tax), compared to $125 million before tax ($0.33 per share after-tax) in the second quarter of 2014. Second quarter net realized investment gains included gains from alternative investments of $0.05 per share in 2015 and $0.15 per share in 2014.

Book value per share at June 30, 2015 was $70.12, unchanged from year-end 2014 and up from $68.60 on June 30, 2014.

Average diluted shares outstanding for the second quarter were 231.0 million in 2015 and 246.2 million in 2014.

During the second quarter of 2015, Chubb repurchased approximately 2.8 million shares of its common stock at a total cost of $278 million (an average of $98.76 per share).

Agreement and Plan of Merger with ACE Limited

On June 30, 2015, Chubb entered into an Agreement and Plan of Merger with ACE Limited, under which ACE has agreed to acquire Chubb for $62.93 in cash and 0.6019 of a share of ACE common stock for each share of Chubb common stock. Completion of the transaction is subject to the satisfaction of a number of closing conditions, including obtaining shareholder and regulatory approvals. The transaction is expected to close in the first quarter of 2016.

In light of the pending transaction, Chubb has suspended its share repurchase program and will no longer update or otherwise provide operating earnings per share guidance. In addition, Chubb has elected to discontinue conference calls to discuss its quarterly and annual results until the transaction is completed. Chubb will continue to issue quarterly earnings press releases and supplementary investor information and expects to continue to pay its quarterly common shareholder dividends.

Results for the second quarter of 2015 included approximately $20 million before tax ($0.07 per share after-tax) for transaction-related expenses incurred through June 30, 2015. These expenses are included under Corporate and Other in the supplementary financial data.

Six-Month Results

For the first six months of 2015, net income was $869 million compared to $948 million in the first half of 2014. Net income per share for the first half declined 2% to $3.74 from $3.83.

Operating income for the first six months of 2015 was $848 million compared to $792 million in the first half of 2014. Operating income per share for the first half of 2015 increased 14% to $3.65 from $3.20.

The impact of catastrophes in the first six months of 2015 was $398 million before tax ($1.11 per share after-tax), compared to $345 million before tax ($0.91 per share after-tax) in the first half of 2014.

The combined ratio for the first six months was 89.7% in 2015 compared to 91.6% in 2014. The impact of catastrophes in the first half accounted for 6.4 percentage points of the combined ratio in 2015 and 5.7 points in 2014. Excluding the impact of catastrophes, the combined ratio for the first half improved to 83.3% in 2015 from 85.9% in 2014.

The expense ratio for the first six months was 31.3% in 2015 and 31.7% in 2014.

Net written premiums for the first six months of 2015 increased 2% to $6.4 billion. Excluding the effect of foreign currency translation, premiums increased approximately 5%. Premiums were up 5% in the U.S. and down 7% outside the U.S. (up 4% in local currencies).

Property and casualty investment income after taxes for the first six months declined 5% to $527 million in 2015 from $552 million in 2014.

Net income for the first six months of 2015 reflected net realized investment gains of $31 million before tax ($0.09 per share after-tax). Net income for the first half of 2014 reflected net realized investment gains of $241 million before tax ($0.63 per share after-tax).

Average diluted shares outstanding for the first six months were 232.6 million in 2015 and 247.7 million in 2014.

During the first six months of 2015, Chubb repurchased approximately 6.0 million shares of common stock at a total cost of $604 million (an average of $99.83 per share).

Second Quarter Operations Review

Chubb Personal Insurance (CPI) net written premiums increased 2% in the second quarter of 2015 to $1.2 billion. CPI’s combined ratio for the quarter improved to 89.5% from 92.7% in the second quarter of 2014. The impact of catastrophes in the second quarter accounted for 7.8 percentage points of the combined ratio in 2015 and 7.5 points in 2014. Excluding the impact of catastrophes, CPI’s second quarter combined ratio was 81.7% in 2015 and 85.2% in 2014. Second quarter favorable development before tax on prior-year CPI reserves was approximately $15 million in 2015, the same as in 2014.

Net written premiums for Homeowners increased 4%, and the combined ratio was 85.9%. Excluding the 11.8 percentage point impact of catastrophes, the Homeowners combined ratio was 74.1%. Personal Automobile net written premiums were down 3%, and the combined ratio was 103.1%. Other Personal lines premiums were flat, and the combined ratio was 90.7%.

Chubb Commercial Insurance (CCI) net written premiums increased 5% in the second quarter of 2015 to $1.4 billion. The combined ratio for the second quarter improved to 87.2% in 2015 from 93.3% in 2014. The impact of catastrophes in the second quarter accounted for 4.4 percentage points of the combined ratio in 2015 and 4.9 points in 2014. Excluding the impact of catastrophes, CCI’s second quarter combined ratio was 82.8% in 2015 and 88.4% in 2014. Second quarter favorable development before tax on prior-year CCI reserves was approximately $80 million in 2015, compared to $70 million in 2014.

Average second quarter renewal rates in the U.S. were up 1% for CCI, which retained 89% of the U.S. premiums that came up for renewal. In the U.S., the ratio of new to lost business was 1.4 to 1.

Chubb Specialty Insurance (CSI) net written premiums in the second quarter of 2015 were flat at $656 million. The second quarter combined ratio improved to 75.2% in 2015 from 78.7% in 2014. Second quarter favorable development before tax on prior-year CSI reserves was approximately $85 million in 2015, compared to $80 million in 2014.

Professional Liability (PL) net written premiums were flat, and the business had a combined ratio of 80.7%. In the U.S., average second quarter PL renewal rates were up 3%, premium renewal retention was 89% and the ratio of new to lost business was 1.3 to 1.

Surety net written premiums were flat, and the combined ratio was 33.8%.

Reinsurance Assumed, which is in runoff, had favorable development before tax on its prior-year reserves of $5 million in the second quarter of 2015, compared to none in the second quarter of 2014.

About Chubb

Since 1882, members of the Chubb Group of Insurance Companies have provided property and casualty insurance products to customers around the globe. These products are offered through a worldwide network of independent agents and brokers. The Chubb Group of Insurance Companies is known for financial strength, underwriting and loss-control expertise, tailoring products for the needs of high-net-worth individuals and commercial customers in niche markets and select industry segments, and outstanding claim service.

The Chubb Group of Insurance Companies is the marketing term used to describe several separately incorporated insurance companies under the common ownership of The Chubb Corporation. The Chubb Corporation is listed on the New York Stock Exchange [NYSE: CB] and, together with its subsidiaries, employs approximately 10,300 people throughout North America, Europe, Latin America, Asia and Australia. For more information regarding The Chubb Corporation, including a listing of the insurers in the Chubb Group of Insurance Companies, visit www.chubb.com.

Chubb’s Supplementary Investor Information Report is available on the Chubb website at www.chubb.com.

All financial results in this release and attachments are unaudited.

For further information contact:	Investors:	Glenn A. Montgomery (908) 903-2365

	Media:	Mark E. Greenberg (908) 903-2682

Definitions of Key Terms

Operating Income:

Operating income, a non-GAAP financial measure, is net income excluding after-tax realized investment gains and losses. Management uses operating income, among other measures, to evaluate its performance because the realization of investment gains and losses in any given period is largely discretionary as to timing and can fluctuate significantly, which could distort the analysis of trends.

Underwriting Income (Loss):

Management evaluates underwriting results separately from investment results. The underwriting operations consist of four separate business units: personal insurance, commercial insurance, specialty insurance and reinsurance assumed. Performance of the business units is measured based on statutory underwriting results. Statutory accounting principles applicable to property and casualty insurance companies differ in certain respects from generally accepted accounting principles (GAAP). Under statutory accounting principles, policy acquisition and other underwriting expenses are recognized immediately, not at the time premiums are earned. Statutory underwriting income (loss) is arrived at by reducing premiums earned by losses and loss expenses incurred and statutory underwriting expenses incurred.

Management uses underwriting results determined in accordance with GAAP, among other measures, to assess the overall performance of the underwriting operations. To convert statutory underwriting results to a GAAP basis, certain policy acquisition expenses are deferred and amortized over the period in which the related premiums are earned. Underwriting income (loss) determined in accordance with GAAP is defined as premiums earned less losses and loss expenses incurred and GAAP underwriting expenses incurred.

Property and Casualty Investment Income After Income Tax:

Management uses property and casualty investment income after income tax, a non-GAAP financial measure, to evaluate its investment results because it reflects the impact of any change in the proportion of tax exempt investment income to total investment income and is therefore more meaningful for analysis purposes than investment income before income tax.

Book Value per Common Share with Available-for-Sale Fixed Maturities at Amortized Cost:

Book value per common share represents the portion of consolidated shareholders’ equity attributable to one share of common stock outstanding as of the balance sheet date. Consolidated shareholders’ equity includes, as part of accumulated other comprehensive income or loss, the after-tax appreciation or depreciation, including unrealized other-than-temporary impairment losses, of the Corporation’s available-for-sale fixed maturities, which are carried at fair value. The appreciation or depreciation of available-for-sale fixed maturities is subject to fluctuation due to changes in interest rates and therefore could distort the analysis of trends. Management believes that book value per common share with available-for-sale fixed maturities at amortized cost, a non-GAAP financial measure, is an important measure of the underlying equity attributable to one share of common stock.

Combined Loss and Expense Ratio or Combined Ratio:

The combined loss and expense ratio, expressed as a percentage, is the key measure of underwriting profitability. Management uses the combined loss and expense ratio calculated in accordance with statutory accounting principles applicable to property and casualty insurance companies to evaluate the performance of the underwriting operations. It is the sum of the ratio of losses and loss expenses to premiums earned (loss ratio) and the ratio of statutory underwriting expenses to premiums written (expense ratio) after reducing both premium amounts by dividends to policyholders.

Net Written Premiums Growth (Decrease) Excluding the Effect of Foreign Currency Translation:

Management uses growth in net premiums written excluding the effect of foreign currency translation, a non-GAAP financial measure, to evaluate the trends in net premiums written, exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the foreign currencies in which business is transacted. The impact of foreign currency translation is excluded as exchange rates may fluctuate significantly and the effect of fluctuations could distort the analysis of trends. When excluding the effect of foreign currency translation on growth, management uses the current period average exchange rates to translate both the current period and the prior period foreign currency denominated net premiums written amounts.

FORWARD-LOOKING INFORMATION

In this press release and otherwise, we may make statements regarding our results of operations, financial condition and other matters that are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements are made pursuant to the safe harbor provisions of the PSLRA and include statements regarding the pending acquisition of Chubb by ACE and Chubb’s expectations with respect to the payment of quarterly dividends. Forward-looking statements frequently can be identified by words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “will,” “may,” “should,” “could,” “would,” “likely,” “estimate,” “predict,” “potential,” “continue,” or other similar expressions. Forward-looking statements are made based upon management’s current expectations and beliefs concerning trends and future developments and their potential effects on Chubb. These statements are not guarantees of future performance. Actual results may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties, which include, among others, those discussed or identified from time to time in Chubb’s public filings with the Securities and Exchange Commission and those associated with:

•	the ability of Chubb or ACE to satisfy the conditions to the closing of the pending merger or the length of time required to do so;

•	global political, economic and market conditions, particularly in the jurisdictions in which we operate and/or invest, including:

—	changes in credit ratings, interest rates, market credit spreads and the performance of the financial markets;

—	currency fluctuations;

—	the effects of inflation;

—	changes in domestic and foreign laws, regulations and taxes;

—	changes in competition and pricing environments;

—	regional or general changes in asset valuations;

—	the inability to reinsure certain risks economically; and

—	changes in the litigation environment;

•	the effects of the outbreak or escalation of war or hostilities;

•	the occurrence of terrorist attacks, including any nuclear, biological, chemical or radiological events;

•

premium pricing and profitability or growth estimates overall or by lines of business or geographic area, and related expectations with respect to the timing and terms of any required regulatory approvals;

•	adverse changes in loss cost trends;

•	our ability to retain existing business and attract new business at acceptable rates;

•	our expectations with respect to cash flow and investment income and with respect to other income;

•	the adequacy of our loss reserves, including:

—	our expectations relating to reinsurance recoverables;

—	the willingness of parties, including us, to settle disputes;

—	developments in judicial decisions or regulatory or legislative actions relating to coverage and liability, in particular, for asbestos, toxic waste and other mass tort claims;

—	development of new theories of liability;

—	our estimates relating to ultimate asbestos liabilities; and

—	the impact from the bankruptcy protection sought by various asbestos producers and other related businesses;

•	the availability and cost of reinsurance coverage;

•

the occurrence of significant weather-related or other natural or human-made disasters, particularly in locations where we have concentrations of risk or changes to our estimates (or the assessments of rating agencies and other third parties) of our potential exposure to such events;

•

the impact of economic factors on companies on whose behalf we have issued surety bonds, and in particular, on those companies that file for bankruptcy or otherwise experience deterioration in creditworthiness;

•

the effects of disclosures by, and investigations of, companies we insure, particularly with respect to our lines of business that have a longer time span, or tail, between the incidence of a loss and the settlement of the claim;

•	the impact of legislative, regulatory, judicial and similar developments on companies we insure, particularly with respect to our longer tail lines of business;

•

the impact of legislative, regulatory, judicial and similar developments on our business, including those relating to insurance industry reform, terrorism, catastrophes, the financial markets, solvency standards, capital requirements, accounting guidance and taxation;

•	any downgrade in our claims-paying, financial strength or other credit ratings;

•	the ability of our subsidiaries to pay us dividends;

•

our ability and the ability of our third party vendors to maintain the availability of systems and safeguard the security of our data in the event of a disaster or other information security incident; and

•	our ability to implement management’s strategic plans and initiatives.

Chubb assumes no obligation to update any forward-looking statement set forth in this document, which speak as of the date hereof.

THE CHUBB CORPORATION

SUPPLEMENTARY FINANCIAL DATA

(Unaudited)

	Periods Ended June 30
	Second Quarter		Six Months
	2015	2014	2015	2014
	(in millions)

PROPERTY AND CASUALTY INSURANCE
Underwriting
Net Premiums Written	$3,309	$3,223	$6,415	$6,285
Increase in Unearned Premiums	(176)	(159)	(177)	(192)

Premiums Earned	3,133	3,064	6,238	6,093

Losses and Loss Expenses	1,707	1,792	3,627	3,637
Operating Costs and Expenses	1,016	1,004	2,003	1,983
Increase in Deferred Policy Acquisition Costs	(28)	(21)	(45)	(34)
Dividends to Policyholders	10	11	20	21

Underwriting Income	428	278	633	486

Investments
Investment Income Before Expenses	328	345	660	696
Investment Expenses	10	9	21	19

Investment Income	318	336	639	677

Other Charges	(7)	(2)	—	(4)

Property and Casualty Income	739	612	1,272	1,159

CORPORATE AND OTHER	(81)	(59)	(143)	(119)

CONSOLIDATED OPERATING INCOME BEFORE INCOME TAX	658	553	1,129	1,040

Federal and Foreign Income Tax	177	135	281	248

CONSOLIDATED OPERATING INCOME	481	418	848	792

REALIZED INVESTMENT GAINS AFTER INCOME TAX	13	81	21	156

CONSOLIDATED NET INCOME	$494	$499	$869	$948

PROPERTY AND CASUALTY INVESTMENT INCOME AFTER INCOME TAX	$263	$275	$527	$552

	Periods Ended June 30
	Second Quarter		Six Months
	2015	2014	2015	2014

OUTSTANDING SHARE DATA
(in millions)
Average Common and Potentially Dilutive Shares	231.0	246.2	232.6	247.7
Actual Common Shares at End of Period	227.0	240.5	227.0	240.5

DILUTED EARNINGS PER SHARE DATA
Operating Income	$2.08	$1.70	$3.65	$3.20
Realized Investment Gains	.06	.33	.09	.63

Net Income	$2.14	$2.03	$3.74	$3.83

Effect of Catastrophes	$(.42)	$(.39)	$(1.11)	$(.91)

	June 30 2015	Dec. 31 2014	June 30 2014

BOOK VALUE PER COMMON SHARE	$70.12	$70.12	$68.60

BOOK VALUE PER COMMON SHARE,
with Available-for-Sale Fixed Maturities at Amortized Cost	66.08	65.03	63.87

PROPERTY AND CASUALTY UNDERWRITING RATIOS

PERIODS ENDED JUNE 30

	Second Quarter		Six Months
	2015	2014	2015	2014

Losses and Loss Expenses to Premiums Earned	54.7%	58.7%	58.4%	59.9%
Underwriting Expenses to Premiums Written	30.8	31.3	31.3	31.7

Combined Loss and Expense Ratio	85.5%	90.0%	89.7%	91.6%

Effect of Catastrophes on Combined Loss and Expense Ratio	4.7%	4.8%	6.4%	5.7%

PROPERTY AND CASUALTY LOSSES AND LOSS EXPENSES COMPONENTS

PERIODS ENDED JUNE 30

	Second Quarter		Six Months
	2015	2014	2015	2014
	(in millions)

Paid Losses and Loss Expenses	$1,749	$1,756	$3,409	$3,550
Increase (Decrease) in Unpaid Losses and Loss Expenses	(42)	36	218	87

Total Losses and Loss Expenses	$1,707	$1,792	$3,627	$3,637

PROPERTY AND CASUALTY PRODUCT MIX

	Net Premiums Written			Combined Loss and Expense Ratios
			% Increase (Decrease)
	2015	2014		2015	2014
	(in millions)

QUARTERS ENDED JUNE 30

Personal Insurance
Automobile	$189	$195	(3)%	103.1%	95.6%
Homeowners	794	766	4	85.9	92.2
Other	248	248	—	90.7	93.1

Total Personal	1,231	1,209	2	89.5	92.7

Commercial Insurance
Multiple Peril	285	285	—	91.7	91.5
Casualty	424	404	5	79.6	85.3
Workers’ Compensation	320	285	12	90.8	84.5
Property and Marine	394	384	3	89.2	110.5

Total Commercial	1,423	1,358	5	87.2	93.3

Specialty Insurance
Professional Liability	573	572	—	80.7	83.2
Surety	83	83	—	33.8	45.3

Total Specialty	656	655	—	75.2	78.7

Total Insurance	3,310	3,222	3	85.6	90.0

Reinsurance Assumed	(1)	1	*	*	*

Total	$3,309	$3,223	3	85.5	90.0

SIX MONTHS ENDED JUNE 30

Personal Insurance
Automobile	$365	$368	(1)%	98.0%	98.5%
Homeowners	1,394	1,358	3	98.9	98.3
Other	508	496	2	91.5	92.8

Total Personal	2,267	2,222	2	97.1	97.2

Commercial Insurance
Multiple Peril	554	546	1	94.3	91.6
Casualty	847	850	—	86.6	87.4
Workers’ Compensation	663	595	11	87.5	84.3
Property and Marine	808	792	2	89.1	99.8

Total Commercial	2,872	2,783	3	89.0	90.9

Specialty Insurance
Professional Liability	1,118	1,124	(1)	82.9	83.9
Surety	159	155	3	44.0	82.2

Total Specialty	1,277	1,279	—	78.5	83.7

Total Insurance	6,416	6,284	2	89.7	91.6

Reinsurance Assumed	(1)	1	*	*	*

Total	$6,415	$6,285	2	89.7	91.6

*	The change in net premiums written and the combined loss and expense ratios are no longer presented for the Reinsurance Assumed business since it is in runoff.